Exhibit 6.14

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND THIS CONVERTIBLE NOTE, THE SECURITIES AND ANY INTEREST THEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS, WHICH, IN THE OPINION OF COUNSEL FOR THE LENDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

CONVERTIBLE PROMISSORY NOTE

Principal Amount: $70,500.00	February 1, 2016

FOR VALUE RECEIVED, the undersigned, DNA Brands, Inc., a Colorado corporation (referred to herein as the “Borrower” or the “Company”), hereby unconditionally promises to pay to the order of Darren Marks, his endorsees, heirs and personal representatives (the “Lender”), in lawful money of the United States, at such address as the Lender may from time to time designate, the principal sum of Seventy Thousand Five Hundred Dollars ($70,500.00) (the “Principal Amount”). Payment of the Principal Amount plus accrued interest shall be due and payable on or before January 28, 2017, whether by acceleration or otherwise, unless this Note is converted by the Lender as provided below herein.

1. Accrual of Interest. Interest on all unpaid principal on this Note shall accrue at the rate of eight percent (8%) per annum. Interest shall be calculated on the basis of a 365 day year.

2. Conversion.

2.1       Conversion Right. The Lender shall have the right from time to time, and at any time during the period commencing 180 days from January 28, 2016 (the “Issue Date”) and ending the later of (i) the Maturity Date and (ii) the date of payment of the remaining outstanding principal amount, plus any accrued and unpaid interest of this Note to convert all or any part of the outstanding and unpaid principal amount of this Note into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the conversion price (the “Conversion Price”) determined as provided herein (a “Conversion”); provided, however, under no circumstances shall the Lender be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Lender and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Notes or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Lender and its affiliates of more than 4.99% of the Borrower’s outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such provision; provided further, however, that the limitations on conversion may be waived by the Lender upon, at the election of the Lender, with not less than 61 days’ prior notice to the Borrower, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Lender, as may be specified in such notice of waiver). The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit 1 (the “Notice of Conversion”), delivered to the Borrower by the Lender in accordance with Section 1.4 below; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Borrower before 5:00 p.m. Pacific Standard Time on such conversion date (the “Conversion Date”). The term “Conversion Amount” means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus (2) at the Borrower’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date.

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2.2 Conversion Price.

(a)               Calculation of Conversion Price. The Conversion Price (the “Conversion Price”) shall equal the Variable Conversion Price (as defined herein) (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower’s securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). The “Variable Conversion Price” shall mean 40% multiplied by the Market Price (as defined herein) (representing a discount rate of 60%). “Market Price” means the average of the lowest three (3) Trading Prices (as defined below) for the Common Stock during the ten (10) Trading Day period ending one Trading Day prior to the date the Conversion Notice is sent by the Lender to the Borrower via facsimile (the “Conversion Date”). “Trading Price” means, for any security as of any date, the intraday trading price the intraday trading price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no intraday trading price of such security is available in any of the foregoing manners, the average of the intraday trading prices of any market makers for such security that are listed in the “pink sheets” by the National Quotation Bureau, Inc. on the principal trading market of the Company’s common stock shall be traded as reported by a reliable reporting service (“Reporting Service”) mutually acceptable to Borrower and Lender. If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Borrower and the Lender in good faith, or if no agreement can be reached, then the Market Price shall be the price in which the Borrower last issued such security. “Trading Day” shall mean any day on which the Common Stock is traded for any period on the “pink sheets”), or on the principal securities exchange or other securities market on which the Common Stock is then being traded. Except as otherwise provided, the Note may not be prepaid by the Company.

2.3 Anti-Dilution Provisions; Adjustments for Stock Dividends; Combinations, Etc. In the event that the Company, at any time or from time to time hereafter, shall (i) declare any dividend or other distribution on its Common Stock payable in Common Stock of the Company or in securities convertible into or exchangeable for Common Stock, including without limitation rights; (ii) effect a subdivision of its outstanding Common Stock into a greater number of shares of Common Stock by reclassification, stock split or otherwise than by payment of a dividend in shares of Common Stock; (iii) effect a combination or consolidation of its outstanding Common Stock into a lesser number of shares of Common Stock by reclassification, reverse split or otherwise; (iv) issue by reclassification, exchange or substitution of its Common Stock any shares of capital stock of the Company; or (v) effect any other transaction having similar effect, then the Lender may convert into the exchangeable securities. The purpose of the adjustment shall be that, in the event of a conversion at any time after the occurrence of any event described in (i) through (v) above, the Lender shall be entitled to receive the shares of Conversion Stock (or other securities) to which such Lender would have been finally entitled, after giving effect to the occurrence of such event, as if such Lender had converted this Note immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 2.3 shall become effective immediately after the record date in the case of a dividend or other distribution and shall become effective immediately upon the effective date in the case of a subdivision, combination, reclassification, exchange or substitution. The Corporation shall take no such action with respect to the Common Stock unless the Corporation shall simultaneously reserve out of the authorized, unissued and unreserved shares of common stock a sufficient number of shares of Common Stock to be available for full conversion of the Notes at the new Conversion Price. The Borrower shall promptly provide the Lender of this Note with notice of any events mandating an adjustment to the conversion ratio, or for any planned merger, consolidation, share exchange or sale of the Borrower, signed by the President and Chief Executive Officer of Borrower.

2.4 Additional Provisions of Conversion.

(a)               Surrender of Note Not Required. The Lender shall not be required to physically surrender this Note to the Borrower upon any conversion hereunder unless the full outstanding Principal Amount represented by this Note is being converted or repaid. The Lender and Borrower shall maintain records showing the outstanding Principal Amount so converted and repaid and the dates of such conversions or repayments or shall use such other method, reasonably satisfactory to the Lender and the Borrower, so as not to require physical surrender of this Note upon each such conversion or repayment. To exercise any conversion, the Lender of this Note shall submit a written notice in the form attached hereto as Exhibit A, Notice of Conversion, and made a part hereof.

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(b)               Upon receipt by the Borrower of a Notice of Conversion of this Note by the Lender, the Borrower shall deliver or cause to be delivered to the Lender, certificates for the full number of Shares issuable upon conversion of this Note, in accordance with the provisions hereof, within Five (5) business days of receipt of the Notice of Conversion and in no event after Ten (10) business days after such receipt (hereinafter referred to as the “Deadline”). Such conversion shall be deemed to have been made at the time that this Note was surrendered for conversion and the notice specified herein shall have been received by the Borrower as long as it is received by 6 pm eastern time. Upon receipt by the Borrower of a Notice of Conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless Borrower defaults on its obligations under this Note, all rights with respect to the portion of the Note so being converted shall forthwith terminate except the right to receive the common stock or other securities, cash or other assets, as provided herein on such conversion. If the Lender has given a Notice of Conversion as provided herein, the Borrower’s obligation to issue and deliver the certificates for common stock shall be absolute and unconditional, irrespective of the absence of any action by the Lender to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Borrower to the Lender of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Lender of any obligation to the Borrower; and irrespective of any other circumstances which might otherwise limit such obligation of the Borrower to the Lender in connection with such conversion. The Borrower’s signature shall not be required for a conversion under this Note to be effective.

3. Representations and Warranties. The Borrower represents and warrants as follows: (i) the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado; (ii) the execution, delivery and performance by the Borrower of this Note are within the Borrower's powers, have been duly authorized by all necessary action, and do not contravene (A) the Borrower's certificate of incorporation or (B) bylaws or (x) any law or (y) any agreement or document binding on or affecting the Borrower, not otherwise disclosed to the Lender prior to execution of this Note, (iii) no authorization or approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or third person is required for the due execution, delivery and performance by the Borrower of this Note; (iv) this Note constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as enforcement hereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and subject to the applicability of general principles of equity; (v) the Borrower has all requisite power and authority to own and operate its property and assets and to conduct its business as now conducted and proposed to be conducted and to consummate the transactions contemplated hereby; (vi) the Borrower is duly qualified to conduct its business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it, or in which the transaction of its business makes such qualification necessary; (vii) the Borrower is not in violation or default of any provision of (A) its certificate of incorporation or by-laws, each as currently in effect, or (B) any instrument, judgment, order, writ, decree or contract, statute, rule or regulation to which the Borrower is subject not otherwise disclosed to the Lender prior to the execution of this Note, and (viii) this Note is validly issued, free of any taxes, liens, and encumbrances related to the issuance hereof and is not subject to preemptive right or other similar right of members of the Borrower.

4. Events of Default. Each and any of the following shall constitute a default and, after expiration of a right to cure grace period which shall be Thirty (30) Days from the date of such default, shall constitute an “Event of Default” hereunder:

(a)	the nonpayment of principal, late charges or any other costs or expenses promptly when due of any amount payable under this Note or the nonpayment by the Borrower of any other obligation to the Lender;

(b)	the Borrower fails to issue shares of Common Stock to the Lender (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Lender of the conversion rights of the Lender in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for shares of Common Stock issued to the Lender upon conversion of or otherwise pursuant to this Note as and when required by this Note, the Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) any certificate for shares of Common Stock to be issued to the Lender upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the Lender upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) without a valid legal reason for Five (5) business days after the Lender shall have delivered a Notice of Conversion. If Lender fails to timely deliver any certificate, Borrower shall be required to pay to Lender a penalty of $200 per day until such certificate is delivered, which shall be in addition to any other damages or assessments included herein.

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(c)	if Borrower shall commence any case, proceeding or other action: (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to it or its debts; or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, or the Borrower shall make a general assignment for the benefit of its creditors; or (iii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to above or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property, which case, proceeding or other action results in the entry of any order for relief or remains undismissed, undischarged or unbonded for a period of Sixty (60) days; or (iv) the Borrower shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the acts set forth; or (v) the Borrower shall generally not, or shall be unable to, pay its debts as they become due or shall admit in writing its inability to pay its debts;

(d)	any representation or warranty made by the Borrower or any other person or entity under this Note or under any other Loan Documents shall prove to have been incorrect in any material respect when made;

(e)	the entry of any judgment against Borrower or any of its property for an amount in excess of Fifty Thousand Dollars ($50,000.00) that remains unsatisfied for Thirty (30) days;

(f)	the sale of all or substantially all of the assets, or change in ownership or the dissolution, liquidation, consolidation, or reorganization of Borrower without the Lender's prior written notice; and

(g)	the Borrower’s shares of Common Stock are suspended from trading or delisted from trading.

5. Lender’s Rights Upon Default. Upon the occurrence of any Event of Default, the Lender may, at its sole and exclusive option, do any or all of the following, either concurrently or separately: (a) accelerate the maturity of this Note and demand immediate payment in full, whereupon the outstanding principal amount of the Note and all obligations of Borrower to Lender, together with accrued interest thereon and accrued charges and costs, shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and (b) exercise all legally available rights and privileges.

6. Default Interest Rate. Upon an Event of Default and after notice to Borrower from Lender, additional interest will accrue at the rate equal to the lesser of (i) Five Percent (5%) per annum in addition to the Interest Rate or (ii) the highest rate permitted by applicable law, per annum (the “Default Rate”), until all outstanding principal, interest and fees are repaid in full by Borrower. Such Default Rate shall be applied and accrued as of the date of Default after any applicable grace periods.

7. Usury. In no event shall the amount of interest paid or agreed to be paid hereunder exceed the highest lawful rate permissible under applicable law. Any excess amount of deemed interest shall be null and void and shall not interfere with or affect the Borrower’s obligation to repay the principal of and interest on the Note. This confirms that the Borrower and, by its acceptance of this Note, the Lender intend to contract in strict compliance with applicable usury laws from time to time in effect. Accordingly, the Borrower and the Lender stipulate and agree that none of the terms and provisions contained herein shall ever be construed to create a contract to pay, for the use or forbearance of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect.

8. Prepayment. The Note may be prepaid by the Borrower in whole, at any time, or in part, from time to time, without penalty or premium, upon Thirty (30) days written notice to the Lender.

9. Costs of Collection. If default is made in the payment of this Note, Borrower shall pay the Lender hereof reasonable costs of collection, including reasonable attorneys’ fees.

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10. Assignability. This Note shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns; provided that the Borrower may not assign this Note, in whole or in part, by operation of law or otherwise, without the prior written consent of the Lender.

11. Governing Law. This Note, and any claims arising out of relating to this Note, whether in contract or tort, statutory or common law, shall be governed exclusively by, and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of laws.

12. Jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of Florida or in the federal courts located in the State and of Florida. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Lender from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Lender, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Lender.

13. Failure or Indulgence Not Waiver. No failure or delay on the part of the Lender hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

14. Notice. Any notice required by the provisions of this Note will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent electronically by email, telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (c) Five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) One (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, and delivered as follows:

If to Borrower:

Adrian McKenzie, President

DNA BRANDS, INC. (insert address, including email address))

If to Lender:

Darren Marks (insert address, including email address)

Or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties.

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IN WITNESS WHEREOF, the undersigned has executed this Convertible Promissory Note as of the date first set forth above.

LENDER

By: /s/ Darren Marks

Darren Marks

BORROWER

DNA BRANDS, INC.

By: /s/ Adrian McKenzie

Adrian McKenzie, President and CEO

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Exhibit 1

NOTICE OF CONVERSION

(To be executed by the Lender in order to convert all or part of the Convertible Promissory Note into Common Stock)

DNA Brands, Inc.

The undersigned hereby converts $_________ of the principal and $____ of the interest due under the 8% Convertible Promissory Note dated as of January 28, 2016 (the “Note”) issued by DNA Brands, Inc. (the “Borrower”) by delivery of shares of Common Stock of the Borrower (“Shares”) on and subject to the conditions set forth in the Note.

1.	Date of Conversion	______________________

2.	Conversion Price	______________________

3.	Shares To Be Delivered:	______________________

[LENDER]

By:	__________________________________ Name: Title:

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